Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 8, 2006, except for Notes 1, 2, 4, 5 and 18 as to which the date is May 31, 2006, relating to the financial statements of Camden Property Trust appearing in the Current Report on Form 8-K of Camden Property Trust filed on May 31, 2006, our report dated March 8, 2006 relating to management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Camden Property Trust for the year ended December 31, 2005 and our report dated March 8, 2006 relating to the financial statement schedules appearing in Item 15 of the Annual Report on Form 10-K for the  year ended December 31, 2005 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

June 20, 2006